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                        JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the common shares, without par value, of International Murex Technologies Corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(f)(l)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

Dated: March 26, 1998


                              AAC ACQUISITION LTD.


                              By: /s/ Thomas D. Brown
                                  _______________________________________
                              Name: Thomas D. Brown
                              Title: Vice President

                              ABBOTT LABORATORIES


                              By: /s/ Miles D. White
                                  _______________________________________
                              Name: Miles D. White
                              Title: Executive Vice President